Exhibit 10.15

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT ("Agreement") made as of this 20th day of September, 2017 by and between MG Cleaners LLC, a Texas limited liability company, having an office at 422 E. Sabine Street, Carthage, Texas 75633 (hereinafter referred to as “Employer” or “Company”) and Stephen Christian, an individual, with an address at 1785 C.R. 207, Carthage, Texas 75633 (hereinafter referred to as “Employee”), each of Employer, Company and Employee may be referred to herein individually as a “Party” and collectively as the “Parties”.

W I T N E S S E T H:

WHEREAS, Employer desires to employ Employee as President of Employer; and

WHEREAS, Employee is willing to be employed as the President of Employer in the manner provided for herein, and to perform the duties of the President of Employer upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein set forth it is agreed as follows:

1. Employment of President of Employer. Employer hereby employs Employee as the President of Employer.

2. Term.

a. Subject to Section 9 and Section 10 below, the term of this Agreement shall be for a period of thirty-six (36) months commencing on September 20, 2017 (the “Term”). The Term of this Agreement shall be automatically extended for additional one (1) year periods, unless either party notifies the other in writing at least ninety (90) days prior to the expiration of the then existing Term of its intention not to extend the Term. During the Term, Employee shall devote all of his business time and efforts to Employer and its subsidiaries and affiliates.

3. Duties. The Employee shall have full operational responsibility of Employer and shall perform those functions generally performed by persons of such title and position as determined by the Management Committee of Employer in its sole discretion from time to time, shall perform any and all related duties and shall have any and all powers as may be prescribed by resolution of the Management Committee, and shall be available to confer and consult with and advise the officers and directors of Employer at such times that may be required by Employer. Employee shall report directly to the Management Committee of Employer.

4. Compensation.

a. (i) Employee shall be paid a base pay of $8,333.33 per month, during the first six months of this Agreement, and a base pay of $10,000 per month, during the remaining Term of this Agreement (“Base Compensation”). Employee shall be paid bi-weekly and in accordance with the policies of the Employer during the term of this Agreement, but not less than twice a month.

(ii) Employee is eligible for an annual bonus, if any, which Employee shall earn in the event that Employer attains certain performance milestones as established by the Company’s Board of Directors Compensation Committee. The Compensation Committee shall review such performance milestones at least annually on the anniversary date of this Agreement, and shall in its sole discretion, authorize Employer to pay all of such annual or special bonuses earned promptly after its determination that the performance milestones have been met. Employee shall also be entitled to option grants for the common stock of Employer’s parent company, at the discretion of the Management Committee. The Management Committee may from time to time approve additional bonus plans, grants or awards for Employee, in each case as such committee deems appropriate in its sole discretion.

b. Employer shall include Employee in its health insurance program, payment of premiums in accordance with company policy for other senior executives.

c. Employee shall have the right to participate in any other employee benefit plans established by Employer and maintained generally for other senior executives, including but not limited to any matching 401(k) plan.

d. (i) In the event of a "Change of Control" of Employer’s parent company whereby:

(A) A person (other than a person who is an officer or a Director of Employer on the effective date hereof), including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, after execution of this Agreement becomes, or obtains the right to become, the beneficial owner of Employer securities having 50% or more of the combined voting power of then outstanding securities of the Employer that may be cast for the election of directors of the Employer;

(B) At any time, a majority of the Board-nominated slate of candidates for the Board of the Employer’s parent company is not elected;

(C) Employer’s parent company consummates a merger in which it is not the surviving entity;

(D) Substantially all Employer's parent company’s assets are sold; or

(E) Employer's parent company’s stockholders approve the dissolution or liquidation of Employer’s parent company; then

(ii) All stock options and/or warrants ("Rights") granted by Employer’s parent company to Employee under any plan or otherwise prior to the effective date of the Change of Control, shall become vested, accelerate and become immediately exercisable; any time within twelve months after the effective date of the change of control, adjusted for any stock splits and capital reorganizations having a similar effect, subsequent to the effective date hereof. In the event Employee owns or is entitled to receive any unregistered securities of Employer’s parent company, then Employer’s parent company shall use its best efforts to effect the registration of all such securities as soon as practicable, but no later than 120 days after the Change of Control; provided, however, that such period may be extended or delayed by Employer’s parent company for one period of up to 60 days if, upon the advice of counsel at the time such registration is required to be filed, or at the time Employer’s parent company is required to exercise its best efforts to cause such registration statement to become effective, such delay is advisable and in the best interests of Employer’s parent company because of the existence of non-public material information, or to allow Employer’s parent company to complete any pending audit of its financial statements.

e. Employee shall be entitled to four weeks of paid vacation per year. The Parties agree that the vacation is a ‘use it or lose it’ policy, as it does not carry over to other years and cannot be cashed in in lieu of use.

5. Expenses. Employee shall be reimbursed for all of his actual out-of-pocket expenses incurred in the performance of his duties hereunder, provided such expenses are reasonably acceptable to Employer, which approval shall not be unreasonably withheld by Employer, for business related travel and entertainment expenses. Employee shall submit to Employer detailed receipts, according to IRS guidelines, with respect thereto. Employer shall also reimburse Employee for Employee’s monthly cell phone, all to be used for business purposes related to Employer.

6. Secrecy. At no time shall Employee disclose to anyone any confidential or secret information (not already constituting information available to the public) concerning (a) internal affairs or proprietary business operations of Employer, or (b) any trade secrets, new product developments, patents, programs or programming, especially unique processes or methods.

7. Covenant Not to Compete.

(a) Subject to, and limited by, Section 10(b), Employee will not, at any time, during the term of this Agreement, and for twenty-four (24) months thereafter, either directly or indirectly, engage in, with or for any enterprise, institution, whether or not for profit, business, or company, competitive with the business (as identified herein) of Employer as such business may be conducted on the date thereof, as a creditor, guarantor, or financial backer, stockholder, director, officer, consultant, advisor, employee, member, inventor, producer, director, or otherwise of or through any corporation, partnership, association, sole proprietorship or other entity; provided, that an investment by Employee, his spouse or his children is permitted if such investment is not more than four percent (4%) of the total debt or equity capital of any such competitive enterprise or business and further provided that said competitive enterprise or business is a publicly held entity whose stock is listed and traded on a national stock exchange or the NASDAQ Stock Market, or quoted on the Over the Counter market. As used in this Agreement, the business of Employer shall be deemed to include the sale of products, services and equipment to the drilling rig market segment in the State of Texas. For purposes of this Agreement, the phrase "Relevant Geographical Area" shall mean the area within political boundaries of the State of Texas and any and all other areas in which the Company or any of its subsidiaries, parent company or affiliates transact business; provided, however, if the geographic area defined herein exceeds the maximum geographic area permitted by law or for any other reason does not state a geographic area within which the provisions of this Section 8(a) are enforceable, then the provisions of this Section 8(a) shall apply within the maximum geographic area permitted by law in which such provisions are enforceable.

(b) For a period of twenty-four (24) months from the date of termination of this Agreement Employee shall not contact for the purpose of solicitation or solicit any of Employer’s, or its subsidiaries or parent company’s, customers, employees or suppliers.

(c) During the entire time of employment, any outside business opportunities must receive the prior written approval of the Management Committee.

(d) In addition to all other remedies at law and in equity which the Company might have for Employee’s breach of the covenants set forth in this Section 8, the Parties agree that in the event of any breach or attempted or threatened breach of any such covenant, the Company shall also have the right to obtain a temporary restraining order, temporary injunction and permanent injunction against Employee prohibiting such breach or attempted or threatened breach, merely by proving the existence of such breach, or attempted or threatened breach (by a preponderance of the evidence) and without the necessity of proving either inadequacy of legal remedy or irreparable harm.

(e) Employee’s covenants set forth in this Section 8 are independent and severable from every other provision of this Agreement; and the breach of any other provision of this Agreement by the Company or any other agreement between Employee and the Company shall not affect the validity of the provisions of this Section 8 or constitute a defense of Employee in any suit or action brought by the Company to enforce the provisions of this Section 8 or to seek any relief from Employee’s breach thereof.

(f) Each of the Parties agree and stipulate that: (i) the agreements and covenants not to compete contained in this Section 8 are fair and reasonable in light of all of the facts and circumstances of the relationship between Employee and the Company; (ii) the consideration provided by the Company is not illusory; and (iii) the consideration given by the Company under this Agreement gives rise to the Company’s interest in restraining and prohibiting Employee from engaging in the prohibited activities set forth in Sections 8(a) and (b) within the Relevant Geographical Area as provided under this Section 8 and the covenants not to engage in the prohibited activities set forth in Sections 8(a) and (b) within the Relevant Geographical Area pursuant to this Section 8 are designed to enforce such consideration.  The Parties are aware, however, that in certain circumstances, courts have refused to enforce certain agreements not to compete.  Therefore, in furtherance of and not in derogation of the provisions of the preceding sentence, the Parties agree that if a court should decline to enforce any of the provisions of this Section 8, such affected provisions shall be deemed to be modified to restrict competition with the Company to the maximum extent, in both time and geography, which the court shall find enforceable.  The provisions of this Section 8 shall survive any termination or expiration of this Agreement, and the termination of Employee’s employment with the Company.

9. Termination.

a. Termination by Employer: (i) Employer may terminate this Agreement upon written notice for Cause. For purposes hereof, "Cause" shall mean (A) Employee's misconduct as could reasonably be expected to have a material adverse effect on the business and affairs of Employer, (B) the Employee’s violation of either the Company’s Code of Ethics as then in effect, or any Board of Director’s imposed employee guidelines known to Employee, as determined by the Board Management Committee in its sole discretion from time to time, (C) the Employee's disregard of lawful instructions of Employer’s Management Committee consistent with Employee's position relating to the business of Employer or neglect of duties or failure to act, which, in each case, could reasonably be expected to have a material adverse effect on the business and affairs of Employer or Employer’s parent company, (D) if Employee should be unable or incapable of performing the essential functions of his job position for a period of thirty (30) consecutive days in any twelve (12) month period, or one hundred twenty (120) days during any twelve (12) month period, whether or not such days are consecutive (as used herein, “unable or incapable of performing essential job functions” shall mean the inability of Employee, on account of a mental, physical, or other condition, to perform his essential job functions as determined by at least two of three medical physicians or by agreement of the Company and Employee or his designee (if the determination is to be made by medical physicians, the Employee or his designee shall appoint one such physician, the Company shall appoint one, and the two so appointed shall appoint the third medical physician)) (E) engaging by the Employee in conduct that constitutes activity in competition with Employer or Employer’s parent company, including any unapproved activities identified in section 8(c) of this agreement; (F) the conviction of Employee for the commission of a felony; and/or (G) the habitual abuse of controlled substances. Except with respect to (B), (C) and (D) above, notwithstanding anything to the contrary in this Section 9(a)(i), Employer may not terminate Employee's employment under this Agreement for Cause unless Employee shall have first received notice from the Management Committee advising Employee of the specific acts or omissions alleged to constitute Cause, and such acts or omissions continue after Employee shall have had a reasonable opportunity (at least 10 days from the date Employee receives the notice from the Management Committee) to correct the acts or omissions so complained of. In no event shall alleged incompetence of Employee in the performance of Employee's duties be deemed grounds for termination for Cause.

(ii) This agreement automatically shall terminate upon the death of Employee, except that Employee's estate shall be entitled to receive any amounts that Employee would have been entitled to receive under Section 9(a)(iii) below if his employment had terminated pursuant to Section 9(a)(i) above.

(iii) In the event that Employee’s employment is terminated pursuant to Section 9(a)(i) above, Employee shall be entitled to receive: (a) any owned or accrued past due Base Compensation, (b) unreimbursed business expenses, (c) accrued/unused vacation time, (d) a pro rata portion of Employee’s earned annual bonus if any for the termination year, if any, all of (a) – (d) shall be measured through the termination date in accordance with Section 9(a)(i) above. In addition to the immediately preceding sentence, if the Employee’s employment is terminated pursuant to Section 9(a)(i)(D) above, Employee shall be entitled at Employee’s expense to the same level of health (i.e. medical, vision and dental) coverage and benefits as in effect for Employee on the day immediately preceding the day of termination of employment; provided, however that (A) Employee constitutes a qualified beneficiary, as defined in Section 4980B(g)(1) of the Internal Revenue Code of 1986, as amended; and (B) Employee elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA, and the Company shall continue to provide Employee with such health coverage until the earlier of (i) the date Employee is no longer eligible to receive continuation coverage pursuant to COBRA, or (ii) twelve (12) months from the termination date. Additionally, Employee shall have ninety (90) days to exercise all vested options, which thereafter shall immediately expire.

b. Termination by Employee

(i) Employee shall have the right to terminate his employment under this Agreement upon 30 days' notice to Employer given within 90 days following the occurrence of any of the following events (A) through (D) or within three years following the occurrence of event (E):

(A) Employer acts to change the geographic location of the performance of Employee’s duties from the East Texas area. For purposes of this Agreement, the East Texas area shall be deemed to be the area within 70 mile radius of Carthage, Texas.

(B) A Material Reduction (as hereinafter defined) in Employee's rate of base compensation, or Employee's other benefits. "Material Reduction" shall mean a twenty percent (20%) differential or more;

(C) A failure by Employer to obtain the assumption of this Agreement by any successor;

(D) A material breach of this Agreement by Employer, which is not cured within thirty (30) days of written notice of such breach by Employer;

(E) A Change of Control of Employer or Employer’s parent company.

(ii) Anything herein to the contrary notwithstanding, Employee may terminate this Agreement upon thirty (30) days written notice to Employer.

(iii) If Employee shall terminate this Agreement under Section 9(b)(i), Employee shall be entitled to receive: (a) six (6) month’s salary at Employee’s then current yearly salary rate, (the “Severance Payment”), (b) reimbursement by Employer of 100% of the C.O.B.R.A. premiums for three (3) months after such termination, (c) payment of all unpaid earned Base Compensation as of the date of termination, (d) payment of all unreimbursed business expenses incurred through the date of termination, (e) payment for all unused vacation time accrued through the date of termination, (f) payment of a pro rata portion of Employee’s annual bonus as of the date of termination for the termination year, if any, and (g) the right to exercise all vested options within 90 days of the date of termination, all of which shall expire thereafter. Other than the payments described in (a)-(g) of this section 9(b)(iii), Employer shall have no further obligation to compensate Employee pursuant to Section 4 above.

(iv) If Employee shall terminate this Agreement pursuant to Section 9(b)(ii), Employee shall only be entitled to receive the compensation set forth in 9(b)(iii)(c), (d), (f) and (g) above and Employer shall have no further obligation to compensate Employee pursuant to Section 4 above.

10. Consequences of Breach by Employer; Employment Termination

a. If the Employer shall terminate Employee's employment under this Agreement in any way that is a breach of this Agreement by Employer, the following shall apply:

(i) Employee shall be entitled to receive the compensation set forth in Section 9(b)(iii) above and Employer shall have no further obligation to compensate Employee pursuant to Section(s) 4 or 9 above.

b. In the event of termination of Employee's employment pursuant to Section 9(b)(i) of this Agreement, Sections 8(a) and 8(b) shall apply to Employee for twelve (12) months after such termination.

11. Remedies

Employer recognizes that because of Employee's special talents, in the event of termination by Employer hereunder (except under Section 9(a)(i) or (iii), or in the event of termination by Employee under Section 9(b)(i) before the end of the agreed term, the Employer acknowledges and agrees that the provisions of this Agreement regarding further payments of base salary, bonuses and the exercisability of Rights constitute fair and reasonable provisions for the consequences of such termination, do not constitute a penalty, and such payments and benefits shall not be limited or reduced by amounts Employee might earn or be able to earn from any other employment or ventures during the remainder of the agreed term of this Agreement.

12. Excise Tax. In the event that any payment or benefit received or to be received by Employee in connection with a termination of his employment with Employer would constitute a "parachute payment" within the meaning of Code Section 280G or any similar or successor provision to 280G and/or would be subject to any excise tax imposed by Code Section 4999 or any similar or successor provision then Employer shall assume all liability for the payment of any such tax and Employer shall immediately reimburse Employee on a "grossed-up" basis for any income taxes attributable to Employee by reason of such Employer payment and reimbursements.

13. Attorneys' Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which he may be entitled.

14. Entire Agreement; Survival. This Agreement contains the entire agreement between the parties with respect to the transactions contemplated herein and supersedes, effective as of the date hereof any prior agreement or understanding between Employer and Employee with respect to Employee's employment by Employer. The unenforceability of any provision of this Agreement shall not affect the enforceability of any other provision. This Agreement may not be amended except by an agreement in writing signed by the Employee and the Employer, or any waiver, change, discharge or modification as sought. Waiver of or failure to exercise any rights provided by this Agreement and in any respect shall not be deemed a waiver of any further or future rights.

b. The provisions of Sections 4, 7, 8, 9(a)(ii), 9(a)(iii), 9(b)(iii), 10, 11, 12, 13, 14, 16, 17 and 18 shall survive the termination of this Agreement.

15. Assignment. This Agreement shall not be assigned to other parties.

16.  Governing Law. This Agreement and all the amendments hereof, and waivers and consents with respect thereto shall be governed by the laws of the State of Texas, without regard to the conflicts of laws principles thereof.

17. Notices. All notices, responses, demands or other communications under this Agreement shall be in writing and shall be deemed to have been given when

a. delivered by hand;

b. sent be telex or telefax, (with receipt confirmed), provided that a copy is mailed by registered or certified mail, return receipt requested; or

c. received by the addressee as sent by express delivery service (receipt requested) in each case to the appropriate addresses, telex numbers and telefax numbers indicated below or to such other address as such party may designate for itself by notice to the other parties; provided that any change of address furnished by Employee to Employer for purposes of updating Employer’s payroll records shall be deemed to constitute notice of address change under this Agreement unless otherwise specifically requested in writing by Employee:

(i) if to the Employer:

MG Cleaners LLC

422 E Sabine Street

Carthage, Texas 75633

Facsimile:

Telephone:

(ii) if to the Employee:

Stephen Christian

1785 C. R. 207

Carthage, Texas 75633

Facsimile:

Telephone:

18. Severability of Agreement. Should any part of this Agreement for any reason be declared invalid by a court of competent jurisdiction, such decision shall not affect the validity of any remaining portion, which remaining provisions shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties that they would have executed the remaining portions of this Agreement without including any such part, parts or portions which may, for any reason, be hereafter declared invalid.

19. Arbitration.

A. If any dispute between the Company and Employee arises out of or is related to this Agreement, Employee’s employment, or Employee’s separation from employment with Company for any reason, and the parties to this Agreement cannot resolve the dispute, the Company and Employee shall submit the dispute to final and binding arbitration.  The arbitration shall be conducted in accordance with the American Arbitration Association’s (“AAA”) National Rules for the Resolution of Employment Disputes (“Rules”).  If the parties cannot agree to an arbitrator, an arbitrator will be selected through the AAA’s standard procedures and Rules.  Company and Employee shall share the costs of arbitration, unless the arbitrator rules otherwise.  Company and Employee agree that the arbitration shall be held in Houston, Texas.   Arbitration of the parties’ disputes is mandatory, and in lieu of any and all civil causes of action or lawsuits either party may have against the other arising out of or related to this Agreement, Employee’s employment, or Employee’s separation from employment with Company, with the exception that Company alone may seek a temporary restraining order and temporary injunctive relief in a court to enforce the protective covenants as provided in Section 8(d).Employee acknowledges that by agreeing to this provision, he knowingly and voluntarily waives any right he may have to a jury trial based on any claims he has, had, or may have against the Company, including any right to a jury trial under any local, municipal, state or federal law including, without limitation, claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. Section 1981, the Americans With Disabilities Act of 1990, the Age Discrimination In Employment Act of 1967, the Family Medical Leave Act, the Sarbanes-Oxley Act, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act, claims of harassment, discrimination or wrongful termination, and any other statutory or common law claims.

B. Before the arbitration hearing is conducted, the arbitrator shall have the authority to consider and grant a motion to dismiss and motion for summary judgment by applying the standards governing these motions under Federal Rules of Civil Procedure 12 and 56.  The arbitrator shall issue a written decision and award, which shall explain the basis of the decision.  The decision and award shall be exclusive, final, and binding on both Employee and the Company, and all heirs, executors, administrators, successors, and assigns.

C. Both Employee and the Company understand that, by agreeing to arbitration, they are agreeing to substitute one legitimate dispute resolution forum (arbitration) for another (litigation), and thereby are waiving the right to have disputes resolved in court.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this agreement as of the day and year first above written.

Employee

Signature:	/s/ Stephen Christian

Printed Name: Stephen Christian

Date: September 20, 2017

MG CLEANERS LLC

By:	/s/ Matthew Flemming

Name: Matthew Flemming

Title: CEO

Date: September 20, 2017

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT DATED September, 2017]